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                                                                 EXHIBIT 99.1


                  IBT BANCORP ANNOUNCES THIRD QUARTER EARNINGS

Dennis P. Angner, President and CEO of IBT Bancorp, announced that IBT Bancorp earned $3.90 million during the first six months of 2003, a 15.9% increase over 2002. Since June 30, 2002, assets increased by 6.9%, to $664.7 million. The strong earnings growth in 2003 is a result of increased revenue from net interest margins.

During the second quarter of 2003 the Corporation paid an $.11 cash dividend per share. The cash dividend was a 10% increase over that paid in the second quarter of 2002. The most recent sales of common stock were at $40.00 per share, a 14.3% increase since June 30, 2003. IBT Bancorp has over 1800 shareholders, the majority of whom live in the central Michigan area. IBT Bancorp is the parent company of Isabella Bank and Trust, Farmers State Bank, Isabella County Abstract Company, Mecosta County Abstract and Title Company, IBT Title -- Clare County, Benchmark Title Company in Greenville, IBT Loan Production, and Financial Group Information Services.